EXHIBIT 99.1

Tennessee Commerce Bancorp Reports Net Income of $1.7 Million for First Quarter
Fully Diluted Earnings Per Share $0.24 Compared to a Loss of $0.56 for the Same Period Last Year

Margin Improves for Fifth Consecutive Quarter to 4.25%

FRANKLIN, Tenn., April 21, 2010 (GLOBE NEWSWIRE) -- Tennessee Commerce Bancorp, Inc. (Nasdaq:TNCC), parent company of Tennessee Commerce Bank, reported the following quarterly highlights for the first quarter of 2010.

Quarterly Highlights
  Net income for the first quarter of 2010, before the preferred dividend, was $1.7 million compared to a net loss of $2.2 million reported for the first quarter of 2009.
  Diluted earnings per common share for the first quarter of 2010 was $0.24 compared to a loss of $0.56 for the first quarter of 2009.
  Net interest income of $13.2 million represents an improvement of 34.6% when compared to the first quarter of 2009 net interest income of $9.8 million.
  Efficiency ratio improves to 46.7% for the first quarter of 2010 when compared to a 50.0% efficiency ratio reported for the first quarter of 2009.
Net interest income of $13.2 million for the first quarter of 2010 represents an improvement of 34.6% when compared to $9.8 million for the first quarter of 2009. As a result of the improvement in net interest income, the net interest margin has improved to 4.25% during the first quarter of 2010 compared to 3.39% during the same period last year and 4.18% in the fourth quarter of 2009. Funding costs for deposits decreased 124 basis points when compared to the first quarter of 2009 while the yield on loans decreased only 15 basis points. Funding costs decreased 23 basis points while yield on loans decreased only eight basis points from the fourth quarter of 2009. These positive changes contributed to the 86 basis points increase in our net margin when compared to the first quarter of 2009 and seven basis point improvement when compared to the fourth quarter of 2009.

"This represents the fifth consecutive quarter of net interest margin expansion and is a direct reflection of our continued focus on driving down the cost of funds and maintaining loan yields," stated Mike Sapp, President and Chief Executive Officer of Tennessee Commerce Bancorp.

Total loans were up 1% from the fourth quarter to $1.2 billion while total assets and total deposits were essentially flat at $1.4 billion. This reflects the company's strategy of slowing growth in order to enhance its capital position given the current economic climate.

Non-performing assets increased to $41.5 million at the end of the first quarter of 2010 compared to $39.0 million for the first quarter of 2009 which represents the peak level of 2009 and, $21.3 million at the end of the fourth quarter of 2009. Repossessed assets, mainly transportation assets, increased by $3.0 million from the fourth quarter of 2009 to $39.9 million. "We were not surprised by the increase in non-performing assets during the quarter as our non-performing assets typically increase during the first quarter and subsequently decrease throughout the remainder of the year," continued Mr. Sapp.  "The first quarter historically represents the toughest quarter for the transportation sensitive assets in our portfolio. In addition to the seasonal factors the remainder of the increase was from three separate loan situations in which we are secured and have established appropriate reserves."

The loan loss provision of $4.6 million for the first quarter of 2010 exceeded the net charge offs of $4.4 million, resulting in a loan loss provision to net charge-off ratio of 104.5%. The allowance for loan losses for the first quarter of 2010 was $20.1 million or 1.7% of total loans. The coverage ratio of allowance for loan losses to non-performing loans for the first quarter of 2010 was 49%.  Even though the ratio declined from the previous quarter, we expect it to steadily increase throughout the year and return to the coverage levels that we saw at the end of year as non-performers declined."

Non-interest income was approximately $687,000 for the first quarter of 2010 compared with a non-interest loss of $1.4 million in the fourth quarter of 2009 and approximately $27,000 in the first quarter of 2009. The improvement in non-interest income for the first quarter of 2010 was primarily due to fees associated with a leveraged lease slightly offset by an increase in losses on repossessions and loan buybacks exceeding gains on loan sales. We began to see a pickup in sales of loan pools and loan participations in the first quarter of 2010 which generated approximately $202,000 in gains.

Non-interest expenses increased to $6.5 million in the first quarter of 2010 when compared to $4.9 million in the first quarter of 2009. The increase is mainly attributed to the following: approximately $472,000 attributed to increased loan expense and collection costs, approximately $433,000 in personnel expenses due to the addition of ten employees since the first quarter of 2009, and approximately $230,000 attributed to increased data processing fees. The increase in non-interest expense was in line with our expectations. Our overhead expense ratio as a percentage of assets places us in the top 5th percentile of our peer group as defined by the Uniform Bank Performance Report as of December 31, 2009.

The efficiency ratio for the first quarter of 2010 was 46.7% compared to 50.0% in the first quarter of 2009 and continues to be among one of the best efficiency ratios in the industry based on the information in the Uniform Bank Performance Report as of December 31, 2009.

The holding company and the bank continue to exceed the well capitalized regulatory guidelines of 10.00% for total risk-based capital and 6.00% for Tier 1 capital. Total risk-based capital was 10.82% for the holding company and 10.72% for the bank. Tier 1 capital was 9.57% for the holding company and 9.46% for the bank.. Tangible book value at the end of the quarter increased to $12.06 from $11.81 at the end of the fourth quarter of 2009. Tangible common equity increased to 4.96% at March 31, 2010 up from 4.81% at the end of the fourth quarter of 2009.

In conclusion, Mr. Sapp stated, "We were pleased that our first-quarter earnings generated additional capital resulting in strengthening ratios.  Continued earnings and managing balance sheet growth will allow us to continue this trend. We are seeing delinquencies stabilize and expect to see reductions in our portfolio of repossessed assets over the next several months as demand for trucks and trailers appears to be strengthening. The increase in non-performing assets was a result of seasonal factors, on one hand and on several specific loan situations for which we have clearly defined workout plans and qualified staff to execute those plans, on the other. Finally, we are confident that our investments in people and technology during the past year will pay dividends as the overall economy continues to improve."

Fourth Quarter Conference Call

Tennessee Commerce will provide an online, real-time webcast and rebroadcast of its first quarter earnings conference call to be held at 11:00 a.m. Eastern on April 21, 2010. The live broadcast will be available online at http://www.tncommercebank.com under the Investor Relations tab.

An audio replay of the conference call will be available approximately two hours after the call's completion on our website at http://www.tncommercebank.com under the Investor Relations tab or by dialing one of the following Dial-In Numbers and the Conference ID shown below:

Encore Dial In #: (800) 642-1687

Encore Dial In #: (706) 645-9291

Conference ID number: 68528917

Web PIN: 7422

The recording will be available on our website from: 04/21/2010 14:00 to 05/05/2010 23:59

About Tennessee Commerce Bancorp, Inc.

Tennessee Commerce Bancorp, Inc. is the parent company of Tennessee Commerce Bank. The Company celebrated its tenth anniversary on January 14, 2010. The Bank provides a wide range of banking services and is primarily focused on business accounts. Its corporate and banking offices are located in Franklin, Tennessee, and it has loan production offices in Atlanta, Birmingham and Minneapolis. Tennessee Commerce Bancorp's stock is traded on the NASDAQ Global Market under the symbol TNCC.

Additional information concerning Tennessee Commerce can be accessed at www.tncommercebank.com.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, descriptions of Tennessee Commerce Bancorp's financial condition, results of operations, asset and credit quality trends and ratio of allowance to non-performing loans and profitability. Forward-looking statements can be identified by the use of the words "anticipate," "believe," "expect," "outlook," "estimate," "continue," "predict," "project,"  "intend," "could" and "should," and other words of similar meaning. These forward-looking statements express management's current expectations or forecasts of future events and, by their nature, are subject to risks and uncertainties and there are a number of factors that could cause actual results to differ materially from those in such statements. Factors that might cause such a difference include, but are not limited to, market, economic, operational, liquidity, credit and interest rate risks associated with Tennessee Commerce's business, competition, government legislation and policies, ability of Tennessee Commerce to execute its business plan, changes in the economy which could materially impact credit quality trends and the ability to generate loans and gather deposits, failure or circumvention of our internal controls, failure or disruption of our information systems, significant changes in accounting, tax or regulatory practices or requirements, new legal obligations or liabilities or unfavorable resolutions of litigation, other matters discussed in this press release and other factors identified in the Company's Annual Report on Form 10-K and other periodic filings with the Securities and Exchange Commission.

These forward-looking statements are made only as of the date of this press release, and Tennessee Commerce undertakes no obligation to release revisions to these forward-looking statements to reflect events or conditions after the date of this release. Tennessee Commerce is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.

Explanation of Non-GAAP Financial Measures

Reported amounts are presented in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The Company's management believes that the supplemental non-GAAP information, which consists of measurements and ratios based on tangible equity and tangible assets, is utilized by regulators and market analysts to evaluate a company's financial condition and therefore, such information is useful to investors. These disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies.

The Company also uses an efficiency ratio that is a non-GAAP financial measure. The ratio that the Company uses excludes amortization of core deposit intangibles, expenses on other real estate owned and other repossessed assets and, where applicable, long-term debt prepayment fees. Income for the non-GAAP ratio is increased by the favorable effect of tax-exempt income and excludes securities gains and losses, which can vary from period to period. The Company uses this ratio because it believes the ratio provides a better comparison of period to period operating performance.

TENNESSEE COMMERCE BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
MARCH 31, 2010 (UNAUDITED) AND DECEMBER 31, 2009

(Dollars in thousands, except share data)	2010	2009 (1)
ASSETS
Cash and due from banks	$6,710	$22,864
Federal funds sold	9,710	15,010
Cash and cash equivalents	16,420	37,874

Securities available for sale	96,506	93,668

Loans	1,186,171	1,171,301
Allowance for loan losses	(20,110)	(19,913)
Net loans	1,166,061	1,151,388

Premises and equipment, net	2,058	1,967
Accrued interest receivable	10,321	9,711
Restricted equity securities	2,169	2,169
Income tax receivable	-	68
Bank-owned life insurance	25,860	25,673
Other assets	63,456	60,914
Total assets	$1,382,851	$1,383,432

LIABILITIES AND SHAREHOLDERS EQUITY
Liabilities
Deposits
Non-interest-bearing	$23,108	$30,111
Interest-bearing	1,216,727	1,212,431
Total deposits	1,239,835	1,242,542

Accrued interest payable	1,558	1,430
Accrued dividend payable	188	187
Short-term borrowings	12,073	14,000
Other liabilities	7,592	5,783
Long-term subordinated debt	23,198	23,198
Total liabilities	1,284,444	1,287,140
Shareholders equity
Preferred stock, 1,000,000 shares authorized; 30,000 shares of $0.50 par value Fixed Rate Cumulative Perpetual, Series A issued and outstanding at March 31, 2010 and December 31, 2009	15,000	15,000
Common stock, $0.50 par value; 20,000,000 shares authorized at March 31, 2010 and at December 31, 2009; 5,648,384 and 4,731,696 shares issued and outstanding at March 31, 2010 and December 31, 2009, respectively	2,823	2,823
Common stock warrant	453	453
Additional paid-in capital	63,368	63,247
Retained earnings	17,410	16,056
Accumulated other comprehensive (loss) income	(647)	(1,287)
Total shareholders equity	98,407	96,292

Total liabilities and shareholders equity	$1,382,851	$1,383,432

(1) The balance sheet at December 31, 2009 has been derived from the audited consolidated financial statements at that date but does not include all of the information and notes required by generally accepted accounting principles for complete financial statements.

TENNESSEE COMMERCE BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME
THREE MONTHS ENDED MARCH 31, 2010 AND 2009
(UNAUDITED)

(Dollars in thousands except share data)	2010	2009
Interest income
Loans, including fees	$19,264	$17,896
Securities	1,237	1,555
Federal funds sold	2	5
Total interest income	20,503	19,456

Interest expense
Deposits	6,721	9,129
Other	533	487
Total interest expense	7,254	9,616

Net interest income	13,249	9,840

Provision for loan losses	4,600	8,514

Net interest income after provision for	8,649	1,326
loan losses

Non-interest income
Service charges on deposit accounts	27	43
Securities gains	419	418
Loss on sale of loans	(210)	(360)
Loss on repossession	(875)	(211)
Other	1,326	137
Total non-interest (loss) income	687	27

Non-interest expense
Salaries and employee benefits	2,715	2,349
Occupancy and equipment	477	410
Data processing fees	534	304
FDIC expense	546	477
Professional fees	551	390
Other	1,686	1,003
Total non-interest expense	6,509	4,933

Income (loss) before income taxes	2,827	(3,580)

Income tax expense (benefit)	1,098	(1,364)
Net income (loss)	1,729	(2,216)
Preferred dividends	(375)	(444)

Net income (loss) available to common shareholders	$1,354	$(2,660)

Earnings (loss) per share (EPS):
Basic EPS	$0.24	$(0.56)
Diluted EPS	0.24	(0.56)

Weighted average shares outstanding:
Basic	5,647,369	4,738,638
Diluted	5,700,743	4,738,638

Tennessee Commerce Bancorp, Inc.
Financial Highlights
(Dollars in thousands except ratios and share data)
	2010	2009	% Change
For the Quarter Ending March 31,
Earnings:
Net Interest Income	$13,249	$9,840	34.64%
Non-Interest Income	687	27	2444.44%
Provision for Loan Losses	4,600	8,514	-45.97%
Operating Expense	6,509	4,933	31.95%
Operating Income	2,827	(3,580)	178.97%
Applicable Tax	1,098	(1,364)	180.50%
Net Income (loss)	1,729	(2,216)	178.02%
Preferred Dividends	375	444	-15.54%
Net Income Available to Common Shareholders	$1,354	$(2,660)	150.90%

At March 31
Total Assets	$1,382,851	$1,275,134	8.45%
Net Loans	1,166,061	1,088,518	7.12%
Earning Assets	1,272,277	1,188,556	7.04%
Allowance for Loan Losses	20,110	15,424	30.38%
Deposits	1,239,835	1,095,307	13.20%
Shareholders' Equity	$98,407	$101,747	-3.28%

Total Shares Outstanding	5,648,384	4,731,696	19.37%

Significant Ratios - 1st Quarter
Net Interest Margin	4.25%	3.39%	25.37%
Return on Average Assets	0.40%	-0.86%	-146.51%
Return on Average Common Equity	8.13%	-15.22%	-153.42%
Efficiency Ratio	46.71%	49.99%	-6.56%
Loan Loss Reserve/Loans	1.70%	1.40%	21.43%
Capital/Assets	7.12%	7.69%	-7.41%
Basic Earnings per Share - YTD	$0.24	$(0.56)	-142.86%
Diluted Earnings per Share - YTD	$0.24	$(0.56)	-142.86%

TENNESSEE COMMERCE BANCORP, INC.
LOAN DATA
(amounts in thousands)
	3/31/2010	12/31/2009	9/30/2009	6/30/2009	3/31/2009
LOAN BALANCES BY TYPE:
Commercial and Industrial	$651,382	$649,475	$637,016	$639,287	$635,943
Consumer	3,581	3,476	3,421	3,827	3,628
Real Estate:
Construction	135,416	142,109	206,512	216,208	202,034
1-4 Family	44,339	42,425	40,033	37,988	38,257
Other	268,119	259,220	198,653	175,510	172,771
Total Real Estate	447,874	443,754	445,198	429,706	413,062
Other	83,334	74,596	74,070	74,299	51,309
Total	$1,186,171	$1,171,301	$1,159,705	$1,147,119	$1,103,942

ASSET QUALITY DATA:
Nonaccrual Loans	$34,792	$19,151	$28,854	$23,332	$24,342
Loans 90+ Days Past Due	6,232	1,328	1,332	2,240	9,605
Total Non-Performing Loans	41,024	20,479	30,186	25,572	33,947
Other Real Estate Owned	480	814	1,254	5,635	5,045
Total Non-Performing Assets	$41,504	$21,293	$31,440	$31,207	$38,992

Non-Performing Loans to Total Loans	3.5%	1.7%	2.6%	2.2%	3.1%
Non-Performing Assets to Total Loans and OREO	3.5%	1.8%	2.7%	2.7%	3.5%
Allowance for Loan Losses to Non-Performing Loans	49.0%	97.2%	65.2%	74.1%	45.4%
Allowance for Loan Losses to Total Loans	1.7%	1.7%	1.7%	1.7%	1.4%
Loans 30+ Days Past Due to Total Loans	4.5%	4.5%	3.0%	3.3%	4.9%
(loans not included in non-performing loans)
Net Chargeoffs to Average Gross Loans	0.4%	0.3%	0.4%	0.9%	0.6%

NET CHARGE-OFFS FOR QUARTER	$4,403	$3,927	$4,498	$9,611	$6,544

Transportation & Other Equipment :
Nonaccrual Loans (included above)	$21,019	$11,596	$10,486	$2,850	$7,838
Loans 90+ Days Past Due (included above)	5,868	1,328	1,311	2,240	1,196
Repossessions	$29,299	$24,980	$21,262	$16,363	$11,657

TENNESSEE COMMERCE BANCORP, INC.
FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share amounts)
	2010 Q1	2009 Q4	2009 Q3	2009 Q2	2009 Q1
Total Assets	$1,382,851	$1,383,432	$1,335,751	$1,339,539	$1,275,134
Total Net Loans	1,166,061	1,151,388	1,140,015	1,128,181	1,088,518
Total Deposits	1,239,835	1,242,541	1,202,285	1,203,681	1,095,307
Reserves/ Loans (%)	1.70%	1.70%	1.70%	1.65%	1.40%
Common Equity	66,644	66,523	63,163	61,141	68,472
Tangible Common Equity	66,644	66,523	63,163	61,141	68,472
Net Interest Income	13,249	13,201	11,424	10,451	9,840
Operating Revenue	13,936	11,825	12,777	8,890	9,867
Net Income (Loss) Available
to Common Shareholders	1,354	1,276	1,161	(6,901)	(2,660)
Diluted Earnings (Loss) Per Share	$0.24	$0.27	$0.25	$(1.46)	$(0.56)
ROAA	0.40%	0.38%	0.34%	-2.13%	-0.86%
ROACE	8.13%	7.94%	7.46%	-42.50%	-15.22%
Net Interest Margin	4.25%	4.18%	3.61%	3.45%	3.39%
Tangible Common Equity/ Total Assets	4.82%	4.81%	4.73%	4.56%	5.37%
Total Capital Ratio - Bank	10.72%	10.63%	10.68%	10.53%	10.61%
Total Capital Ratio - Corporation	10.82%	10.81%	10.59%	10.49%	11.40%

Pre-tax, Pre-Provision Income	7,427	11,758	7,758	2,505	4,934
Net Income	1,729	1,651	1,536	(6,549)	(2,216)
Net Income Available to Common SH	1,354	1,276	1,161	(6,901)	(2,660)
Average assets	1,371,526	1,307,205	1,294,717	1,270,035	1,241,497
Average Common Equity	67,526	63,718	61,754	65,128	70,274

PT,PP ROAA	0.13%	0.90%	0.45%	0.10%	0.10%
	90	365	273	181	91
	365	365	365	365	365
ROAA	0.10%	0.10%	0.09%	-0.54%	-0.21%
ROEE	2.01%	2.00%	1.88%	-10.60%	-3.79%

CONTACT:  Tennessee Commerce Bancorp, Inc.
          Frank Perez, Chief Financial Officer
          615-599-2274